Exhibit 4.7

Stock Acquisition Rights Trust Agreement for Market Value Issuance (A[___])

Yoichi Ochiai, Taiichiro Murakami, and Takayuki Hoshi (hereinafter collectively referred to as the “Trustors”), Nozomi Accounting Firm (hereinafter referred to as the “Trustee”), and Pixie Dust Technologies, Inc. (hereinafter referred to as the “Issuer” or “Trust Administrator” depending on the context) hereby enter into this trust agreement without beneficiaries as set forth below (hereinafter referred to as the “Agreement”).

Article 1. (Purpose of Trust)

The purpose of this Agreement is for the Trustee to hold the market value issuance of stock acquisition rights issued in exchange for the trust property contributed by the Trustors until the Delivery Standard Date (as defined in Article 4, Paragraph 1) and to deliver them to the designated person (hereinafter referred to as the “Beneficiary”) from among the Beneficiary Candidates based on the provisions of Article 4, Paragraph 1 on the Delivery Standard Date. In this Agreement, “Beneficiary Candidate” means a director or employee of the Issuer and its subsidiaries and affiliates (hereinafter collectively referred to as “Beneficiary Candidate”) as of the Delivery Standard Date; provided, however, that under no circumstances shall a Trustor or Trustee or their relatives be included as a Beneficiary Candidate.

Article 2. (Establishment of Trust)

1. The Trustors shall entrust JPY[___] (hereinafter referred to as the “Trust Property”) to the Trustee between the date of this Agreement and the payment date specified in Article 3, Paragraph 1, and the Trustee shall manage such Trust Property until the Delivery Standard Date and entrust it to the Beneficiary on the Delivery Standard Date. (This trust is hereinafter referred to as this “Trust".)

2. The Trustee may take any action it deems necessary to achieve the purpose of this Trust.

Article 2-2. (New Trustee)

If any of the events specified in Article 56, Paragraph 1 of the Trust Act occurs with respect to the Trustee, the Trust Administrator shall designate a new trustee. In addition, if there are significant obstacles to performing trustee duties due to circumstances such as being missing or out of contact for more than one month, it shall be deemed that an event terminating trustee duties has occurred pursuant to Article 56, Paragraph 1, Item 7 of the Trust Act.

Article 3. (Method of Managing Trust Property)

1. The Trustee shall accept [___] units of the Series 6 Stock Acquisition Rights allotted by the Issuer (hereinafter referred to as the “Stock Acquisition Rights”) in accordance with the provisions of a stock acquisition rights allotment agreement prescribed by the Issuer and pay JPY[___] from the Trust Property as payment for the Stock Acquisition Rights by April 30, 2020 (hereinafter referred to as the “Payment Date”) and acquire the Stock Acquisition Rights by managing them as stock acquisition rights. The management of the Stock Acquisition Rights shall be carried out in accordance with Article 272-2 of the Companies Act.

2. The Trustee shall manage Trust Property other than money or other movable property that cannot be registered or registered with a trust by clearly distinguishing it from its own property and property belonging to trusts other than this Trust by means of accounting. However, the Trustee may jointly manage money with stock acquisition rights trust agreements for market value issuance ([___] and [___]) entered into simultaneously with this Agreement, and in such case may reasonably apportion interest arising from jointly managed money at its discretion.

3. If it becomes certain that the conditions for exercising the Stock Acquisition Rights are not met, the Trustee may abandon the Stock Acquisition Rights on the grounds that it has become certain that this Trust has not achieved its purpose.

Article 4. (Designation of Beneficiary)

1. The Issuer shall, by giving notice to the Trustee as set forth below on the date on which the shares of the Issuer are first listed on a domestic or foreign financial instruments exchange (if such date is not a business day, the next business day shall be deemed to be the “Delivery Standard Date”), designate en bloc the persons who are to become Beneficiaries from among the Beneficiary Candidates and the number of Stock Acquisition Rights to be delivered to such persons (in whole numbers). However, if there are circumstances such as disclosure restrictions under the Financial Instruments and Exchange Act (in the case of listing on a foreign financial instruments exchange, regulations in the relevant country) or an agreement with a lead financial institution not to sell shares for a certain period of time, which make it significantly difficult to designate Beneficiaries or deliver Stock Acquisition Rights on the Delivery Standard Date, the Delivery Standard Date shall be automatically postponed until the next business day when it becomes possible or easy to do so, and the Issuer shall designate Beneficiaries on the postponed Delivery Standard Date. If the Issuer does not designate any person to become a Beneficiary for all or part of the Stock Acquisition Rights, the Trustee shall abandon all of Stock Acquisition Rights as of the Delivery Standard Date.

(1) The Issuer shall, with reference to its latest delivery guidelines, select from among the Beneficiary Candidates those who are to receive delivery of the Stock Acquisition Rights by no later than 10 business days prior to the Delivery Standard Date, determine the number of Stock Acquisition Rights to be delivered to each Beneficiary Candidate (in whole numbers), give notice to such persons who are to become Beneficiaries, and promptly confirm their intention to become Beneficiaries.

(2) The expression of intention by a Beneficiary Candidate to become a Beneficiary pursuant to the preceding paragraph shall be made by signing a document designated by the Issuer no later than five business days prior to the Delivery Standard Date. A Beneficiary Candidate who has expressed his/her intention to become a Beneficiary shall acquire beneficiary rights in accordance with the delivery quantity calculated pursuant to Paragraph (1) by being designated as a Beneficiary by the Issuer to the Trustee on the Delivery Standard Date.

(3) If there is any Beneficiary Candidate who does not express his/her intention to become a Beneficiary, the Issuer may, at its sole discretion, determine anew the number of Stock Acquisition Rights to be delivered to each Beneficiary Candidate during the period up until three business days prior to the Delivery Standard Date and give notice thereof simultaneously to the Trustee on the Delivery Standard Date. In this case, the Issuer shall complete the procedures set forth in Paragraph (2) above for such new Beneficiary Candidates by no later than one day prior to the Delivery Standard Date.

2. The person designated as the Beneficiary under the provisions of the preceding paragraph shall, at the same time as the designation, acquire the right to receive the Stock Acquisition Rights in accordance with the number designated on the Delivery Standard Date. The Trustee shall not give notice to Beneficiaries pursuant to Article 88, Paragraph 2 of the Trust Act.

Article 5. (Delivery of Trust Property to Beneficiary)

1. The Trustee shall deliver the Stock Acquisition Rights en bloc to the Beneficiary at the same time as the Beneficiary acquires the right to receive benefits pursuant to Article 4, Paragraph 2 on Delivery Standard Date.

2. At the same time as the Stock Acquisition Rights are delivered, the Beneficiary’s right to receive benefits shall be extinguished and this Trust shall immediately terminate upon achieving its purpose.

3. The method of delivery shall be by changing the name on the stock acquisition rights register prescribed by the Issuer.

Article 6. (Trust Administrator)

1. This Trust shall have a trust administrator established pursuant to Article 123 of the Trust Act, and Issuer shall serve as such; provided that its compensation shall be free of charge.

2. The Trust Administrator shall perform any necessary tasks in order to achieve this Trust’s purpose.

3. After Beneficiaries are designated pursuant to Article 4, the Trust Administrator shall become the agent for all Beneficiaries and in such case, references in this Agreement to “Trust Administrator” shall be read as “Beneficiary Agent” and applied accordingly.

Article 7. (Additional Trust)

This Trust may accept additional trust property; provided that it is limited to cases where there is insufficient balance of money belonging to Trust Property for payment of expenses etc. related to this Trust.

Article 8. (Public Notice of Trust Property)

The Trustee shall promptly register or record the fact that the Trust Property is subject to registration or recording, or that it belongs to the Trust Property, for Trust Property that can be registered or recorded, or for Trust Property that can be described or recorded as such. However, this is not required for deposits.

Article 9. (Expiration of Trust Period, etc.)

1. This Trust shall terminate upon whichever is earlier of when this Trust achieves its purpose pursuant to Article 5, Paragraph 2 or when the Trustee no longer holds the Stock Acquisition Rights (hereinafter referred to as the “Trust Period Expiration Date”).

2. When this Trust terminates, the Trustee shall perform final accounting and seek approval from the Beneficiaries (if the Trust Administrator exists at that time, from the Trust Administrator); provided that if no response is received within one week from date when the Trustee sought approval pursuant to preceding paragraph, it shall be deemed approved.

Article 10. (Attribution of Residual Property)

The rights holder for this Trust shall be designated as a public interest corporation specified by the Trustee. After termination of this Trust, subsequent trustee shall attribute residual trust property to rights holder.

Article 11. (Calculation Date and Calculation Period for Trust Property)

The calculation date for Trust Property shall be the end of March each year and the Trust Period Expiration Date, and the calculation period shall be from the day following the date of this Agreement or the end of the previous calculation date to the end of the next calculation date or the Trust Period Expiration Date.

Article 12. (Trustor)

1. The Trustor shall not have all of the rights of a trustor as provided for in the Trust Act.

2. The heirs of the Trustor shall not succeed to the position of the Trustor by inheritance.

3. The Trustor may not change the conditions for designating Beneficiaries under Article 4 or Beneficiaries of this Trust.

Article 13. (Trust Fee)

The Trustee may not receive a trust fee.

Article 14. (Public Charges and Expenses)

The Trustee shall pay public charges and expenses related to the establishment of a trust and trust property and processing of trust business from Trust Property; provided that if deemed necessary by the Trustee, it may claim such amounts from the Trustor or the Issuer.

Article 15. (Amendment, etc. of Trust)

The Trustor, Trustee, Issuer, Beneficiary Candidates, and Beneficiaries may not amend, merge or split this Trust or terminate it for any reason, even if agreed upon by any party. The same shall apply to any amendment, termination or cancellation of this Agreement.

Article 16. (Transfer, etc. of Right to Receive Benefits)

The Beneficiary may not transfer or split its right to receive benefits or create a security interest in its right to receive benefits.

Article 17. (Trustee’s Duty of Care and Exemption)

As long as the Trustee performs its duties under this Agreement with the care of a good manager in accordance with the purpose of this Trust, it shall not be liable for any loss incurred by Trust Property or restoration of changes incurred by Trust Property regardless of cause.

Article 18. (Jurisdictional Court)

In case it becomes necessary to bring a lawsuit in connection with this Agreement, Tokyo District Court shall have exclusive jurisdiction by agreement.

Article 19. (Consultation)

For matters not provided for in this Agreement and matters that are ambiguous in this Agreement, the Trustee shall determine its policy and seek resolution in accordance with laws and regulations (including requirements for corporate tax trusts) and general practices in light of the purpose of this trust.

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To evidence the conclusion of the above agreement, five copies of this document are prepared, each party signs and seals one copy and retains one copy.

April 23, 2020

Trustors:

[___]
/s/ Yoichi Ochiai
[seal]

[___]
/s/ Taiichiro Murakami
[seal]

[___]
/s/ Takayuki Hoshi
[seal]

Trustee:
NDK Ichinohashidai Building 2F, Ueno 2-11-16, Taito-ku, Tokyo
Nozomi Accounting Firm
Representative Member: /s/ Eitaro Kaneno
[seal]

Issuer (Trust Administrator):
Kanda Misaki-cho 2-20-5, Chiyoda-ku, Tokyo
Pixie Dust Technologies Inc.
Representative Director: /s/ Yoichi Ochiai
[seal]